Exhibit 10.24

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CONFIDENTIAL TREATMENT REQUESTED

Redacted Portions are indicated by [****]

License Agreement

This License Agreement (this “Agreement”) is made and entered into on this 15th day of October, 2004

BY AND BETWEEN:	BioMarin Pharmaceutical Inc.
371 Bel Marin Keys Blvd, Suite 210
Novato CA 94949

(hereinafter referred to as “BioMarin”; of the one part)

AND:	Merck Eprova AG
Im Laternenacker 5
8200 Schaffhausen
Switzerland

(hereinafter referred to as “Epro”; of the other part)

BioMarin and Epro hereinafter sometimes individually referred to as “Party” and collectively as “Parties”.

SECTION 1 - PREAMBLE

WHEREAS, BioMarin is a well-known developer of pharmaceutical products for rare diseases;

WHEREAS, BioMarin is interested in developing Tetrahydrobiopterin for the treatment of genetic diseases such as phenylketonuria; and

WHEREAS, Epro has certain know-how related to Tetrahydrobiopterin that it has developed independently or in connection with BioMarin.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS HEREIN CONTAINED, IT IS HEREBY AGREED BY THE PARTIES HERETO AS FOLLOWS:

SECTION 2 - DEFINITIONS

In addition to the terms defined elsewhere in this Agreement, the as used in this Agreement the following terms, whether used in the singular or plural, shall, have the following respective meanings:

2.1 “Affiliates” means any individual, company, partnership or other entity, which directly or indirectly, at present or in the future, controls, is controlled by or is under common control with a Party.

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2.2 “BioMarin Field of Use” means use of the Product in the field of single gene disorders, including the indication of phenylketonuria (“PKU”). Specifically excluded is any single-gene disorder based on mutation or deletion of the nitric oxide synthase gene.

2.3 “Development Agreement” means that certain Development and Initial Supply Agreement by and between the Parties and dated November 19, 2003.

2.4 “Dollars” or “$” means United States dollars.

2.5 “Drug Product” means a finished pharmaceutical ready for application and containing the (6R)-5,6,7,8-Tetrahydro-L-biopterin dihydrochloride (Tetrahydrobiopterin, BH4) as the active ingredient.

2.6 “Epro’s Field of Use” means use of the Drug Product in the field of endothelial dysfunctions using modulation of nitric oxide synthase.

2.7 “Epro Technology” means Epro’s rights under the provisional patent application titled “Crystalline Forms of (6R)-L-erythro-tetrahydrtobiopterin dihydrochloride” as filed with the U.S. Patent and Trademark Office, Serial No. 60/520,377 and any continuations, continuations-in-part, provisionals, divisionals, reissues, reexaminations, extensions, substitutions or improvements thereon and any patents or patent applications subsequently filled or issued based on such patent or Epro’s technology related to the stabilization of the active ingredient of the Drug Product.

2.8 “Net Sales” means the gross sales price for sales, or other transfers of Drug Product, sold world-wide, calculated in US Dollars, received by BioMarin or its Affiliates or sublicensees, from a purchaser of Drug Product, who is not an Affiliate of BioMarin, less (to the extent appropriately documented the following reasonable amounts: (a) credits and allowances for price adjustment, rejection, or return of Drug Product previously sold; (b) rebates, quantity and cash discounts to purchasers allowed and taken; (c) amounts for third party transportation, insurance, handling or shipping charges to purchasers; and (d) taxes, duties and other governmental charges levied on or measured by the sale of Drug Product, whether absorbed by BioMarin or paid by the purchaser so long as BioMarin’s respective price is reduced thereby, but not franchise or income taxes of any kind whatsoever. Net Sales also includes the fair market value of any non-cash consideration received by BioMarin or its Affiliates or sub-licensees, as applicable, for the sale or transfer of Drug Product. Transfer of Drug Product between BioMarin and its Affiliates or sub-licensees shall not be considered a Net Sale for purposes of ascertaining royalty charges. In such circumstances, the gross sales price and resulting Net Sales price shall be based upon the sale of Drug Product by the transferee.

2.9 “Project Intellectual Property Rights” has the meaning assigned to such term in the Development Agreement.

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SECTION 3 - LICENSE OF EPRO TECHNOLOGY

3.1 Subject to the terms and conditions of this Agreement, Epro hereby grants to BioMarin during the term of this Agreement, an exclusive, worldwide license, with the right to sublicense, to and under the Epro Technology to make, manufacture, develop, use, market, offer for sale, sell, distribute, import and export products, by itself and/or on its behalf, and to otherwise exploit the Epro Technology in the BioMarin Field of Use. In the event that BioMarin grants a sub-license pursuant to the prior sentence, BioMarin shall promptly provide Epro with notice of such sub-license.

3.2 As partial consideration for the license granted by Epro, BioMarin shall pay Epro the following royalty on the annual Net Sales of Drug Products:

Annual Net Sales of the Drug Product	Status of Patent Related to Epro Technology
	Pending	Issued
Up to [****]	[****]	[****]
On amounts more than [****]	[****]	[****]

3.3 Prior to the issuance of the first patent claim by the E.U. or the U.S. Patent and Trademark Office, payment of royalties specified in this Section 3 shall be based on the rate in the column titled “Pending” and after the issuance of the first patent claim by the E.U or the U.S. Patent and Trademark Office, payment of royalties specified in this Section 3 shall be based on the column titled “Issued”. All royalties hereunder shall be made by BioMarin to Epro for Net Sales [****]. If no royalties are due, BioMarin shall so report. All payments to be made under this Section 3.3 shall be made without deduction of exchange, collection or other charges. So long as EPRO is a resident of Switzerland or a member country of the European Union, all payments to be made under this Section 3.3 shall be made without deduction or withholding for any taxes, duties or other governmental charges. To the extent that any withholding is required by any governmental agency, EPRO will provide BIOMARIN with such cooperation as BIOMARIN may reasonably request to allow BIOMARIN to recover such withholding, including, without limitation, providing documentation to support the applicability of the Double Taxation Convention existing between Switzerland and the U.S. BIOMARIN shall (i) promptly notify EPRO or such requirement, (ii) remit such amount to the proper tax authorities and (iii) provide EPRO with the necessary tax receipts in a timely manner. Conversion of foreign currency to Dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of each royalty period. No further royalties shall be due hereunder in the event that all patent applications related to the Epro Technology are either (a) withdrawn and not refilled within ninety (90) days or (b) rejected by both the E.U and the U.S. Patent and Trademark Office and such rejection is final and non-appealable.

3.4 All payments due hereunder from BioMarin that are not paid to Epro when due shall bear interest at [****] for the amount due for the duration for which the respective payments are overdue. If BioMarin shall at any time default in the

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payment of any royalty, Epro will be entitled in its sole discretion to choose in respect of the exchange rate between the rate as of the last working day of the respective royalty period or the rate as of the date such payment was due.

3.5 BioMarin shall immediately inform Epro of the beginning of the commercialization of the Drug Products and keep, and shall cause its Affiliates and sub-licensees to keep full and accurate books of account of Net Sales in accordance with generally accepted accounting principles and containing sufficient detail to enable Epro to determine the royalty payable to it under this Agreement. Said books of account shall be kept at the principal place of business of BioMarin, its Affiliates or sub-licensees, respectively for Net Sales, if any, made by such entity. Said books and the supporting data shall be available for inspection by a certified public accountant during regular business hours for at least five (5) years following the end of the calendar year to which they pertain. Such inspection shall be at the expense of Epro, except in the event that the results of the audit reveal a discrepancy in Epro’s favor of [****], then the audit fees shall be paid by BioMarin. In the event any discrepancy in Epro’s favor, BioMarin shall promptly pay Epro such discrepancy and interest thereon calculated [****] from the date such amount was due until the date paid.

SECTION 4 - PROTECTION OF EPRO TECHNOLOGY

4.1 The Parties will work in good faith to agree on an appropriate course of action for filing applications for Epro Technology. Epro shall keep BioMarin fully informed and provide an opportunity to advise and comment in the preparation, prosecution and maintenance of Epro Technology. Other than for patents and patent applications in the E.U. and the U.S., BioMarin agrees to reimburse Epro for all reasonable expenses in filing for patent application in countries requested by BioMarin, provided that BioMarin has granted prior written approval for such expenses.

4.2 During the term of this Agreement, Epro shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the Epro Technology, whether patented or not, and, in furtherance of such right, BioMarin hereby agrees that BioMarin may be included as a Party plaintiff in any such suit, without expense to BioMarin. The total cost of any such infringement action commenced or defended solely by Epro shall be borne by Epro. No settlement, consent judgment or other voluntary final disposition of the suit that could reasonably be expected to adversely impact the license granted to BioMarin pursuant to Section 3.1 may be entered into without the consent of BioMarin, which consent may be granted or withheld in BioMarin’s sole and absolute discretion. In the event that Epro wishes to enter into a settlement, consent judgment or other voluntary disposition and BioMarin objects thereto, Epro may, at its option, surrender prosecution of such infringement to BioMarin and BioMarin shall pay all costs associated with such further prosecution.

4.3 If within six (6) months after having been notified of any alleged infringement, Epro shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if Epro shall

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notify BioMarin at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, BioMarin shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Epro Technology, whether patented or not, provided, however, that such right to bring such an infringement action shall remain in effect only during the term of this Agreement. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of Epro, which consent shall not unreasonably be withheld, provided that such consent may be granted or withheld by Epro in its sole and absolute direction in the event that such settlement, consent judgment or other voluntary final disposition of the suit could reasonably be expected to adversely impact Epro’s rights in and to the Epro Technology. BioMarin shall indemnify Epro against any order to costs that may be made against Epro in such proceedings.

4.4 Any recovery of damages for a claim initiated pursuant to Sections 4.2 or 4.3 shall be applied first in reimbursement of all expenses and legal fees incurred by the Party prosecuting such suit, including reimbursement of amounts paid to the other Party. Thereafter, to the extent that the damages result from infringement in BioMarin’s Field of Use, such damages shall be paid to BioMarin and Epro shall be entitled to an equitable portion of such recovery based on the amount of Net Sales such recovery is intended to compensate and the royalty payable thereon and, to the extent that such damages relate to infringement outside of BioMarin’s Field of use, such damages shall be paid to Epro.

4.5 In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Epro Technology, whether patented or not, shall be brought against BioMarin, Epro, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

4.6 In any infringement suit as either Party may institute to enforce any of the Epro Technology pursuant to this Agreement, the other Party hereto shall, at the request and expense of the Party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

SECTION 5 PROJECT INTELLECTUAL PROPERTY RIGHTS

5.1 Both Parties shall own in equal shares all Project Intellectual Property Rights developed until termination of the Development Agreement. Epro and BioMarin shall be listed as co-owners on intellectual property filings related to the Project Intellectual Property Rights. The Parties will work in good faith to agree on an appropriate course of action for filing applications for Project Intellectual Property Rights, including which Party is to be responsible for the preparation, filing and prosecution of such applications and in which countries of the world to file such applications. Without limiting the foregoing, Epro shall have final authority for the prosecution and maintenance of the two (2) provisional patent applications titled “Methods for Preparing Tetrahydrobiopterin” as filed with the U.S. Patent and Trademark Office, Serial Nos. 60/520,367 and 60/520,368 and any foreign patents based on such patent. All costs related to patent applications, prosecution and maintenance for Project Intellectual Property Rights shall be shared equally between the Parties, unless otherwise agreed by the Parties.

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5.2 Notwithstanding the foregoing, Epro shall assign to BioMarin all of its right, title and interest in and to the provisional patent application titled “Methods and Compositions for the Treatment of Phenylketonuria” as filed with the U.S. Patent and Trademark Office, Serial No. 60/520,767 and the technology related thereto and such patent application and technology shall no longer be part of the Project Intellectual Property Rights.

5.3 The other Party shall, at its own cost furnish the filing Party with all documents, or other assistance, that may be necessary for the filing and prosecution of each such application. The filing Party shall keep the other Party fully informed and provide an opportunity to advise and comment in the preparation, prosecution and maintenance of the Project Intellectual Property Rights.

5.4 Except as otherwise expressly provided herein, each Party shall have an equal, undivided interest in and to Project Intellectual Property Rights. Each Party shall have the world wide, royalty free right to use the Project Intellectual Property Rights, as it deems appropriate in its Field of Use. A license to third parties to such Project Intellectual Property Rights outside the Field of Use of each of the Parties shall, however, be granted by one Party only after receipt of the other Party’s written consent which may be withheld for any reason whatsoever.

SECTION 6 - COMMERCIALIZATION OF DRUG PRODUCT OUTSIDE OF BIOMARIN FIELD OF USE

6.1 In the event that Epro elects to enter into any license, collaboration, joint venture, or similar relationship with any entity, other than an Epro Affiliate, for all or any aspect of the commercialization of the Drug Product in any indication other than in the BioMarin Field of Use or Epro’s Field of Use, Epro will negotiate in good faith with BioMarin, for a period of not less than [****], to allow BioMarin the opportunity to license the Epro Technology for such other field of use or to perform those aspects of commercialization that Epro does not wish to undertake. The Parties may agree in extending the above-mentioned period.

SECTION 7 - WARRANTY, LIABILITY AND INDEMNIFICATION

7.1 Epro does not grant any warranty, expressed or implied, legal or conventional, with regard to the Epro Technology other than as explicitly contained or incorporated in this Agreement and disclaims all implied warranties of merchantability and fitness for a particular purpose.

7.2 Epro shall indemnify, defend and hold harmless BioMarin against and from any and all claims, demands, losses, obligations, liabilities, damages, deficiencies, actions, settlements, judgments, costs and expenses which BioMarin may incur or suffer (including reasonable costs and legal fees incident thereto or in seeking indemnification therefore),

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(jointly “Claims”) arising out of or based upon: (a) the breach by Epro of any of its representations, warranties, covenants or obligations contained or incorporated in this Agreement; or (b) alleged to result from or resulting from Epro Technology infringing on a third party’s right, except to the extent of Claims being due primarily to BioMarin’s or its supplier’s gross negligence or willful misconduct; provided, however, that IN NO EVENT WILL EPRO BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT OR EXEMPLARY DAMAGES SUFFERED BY BIOMARIN.

7.3 BioMarin shall indemnify, defend and hold harmless Epro against and from any and all Claims arising out of or based upon: (a) the breach by BioMarin of any of its representations, warranties, covenants or obligations contained or incorporated in this Agreement; or (b) BioMarin’s manufacture, marketing, sale or use of Drug Product except to the extent of Claims being due primarily to Epro’s or its supplier’s gross negligence or willful misconduct; provided, however, that IN NO EVENT WILL BIOMARIN BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT OR EXEMPLARY DAMAGES SUFFERED BY EPRO.

7.4 In the event that a Party (the “Indemnified Party”) is entitled to indemnification pursuant to Sections 7.2 or 7.3, the other Party (the “Indemnifying Party”) shall, at the request of the Indemnified Party, assume the defense of any Claim brought against Indemnified Party by reason of the foregoing, using counsel reasonably acceptable to Indemnified Party, and shall pay any and all damages assessed or payable by Indemnified Party as a result of the disposition of any such Claim. Notwithstanding the foregoing, Indemnified Party may be represented in any such action, suit or proceeding by its own counsel. Such separate counsel shall be at the expense of Indemnified Party unless: (a) the use of counsel chosen by Indemnifying Party to represent Indemnified Party would present such counsel with a conflict of interest, as reasonably determined by Indemnified Party’s counsel; or (ii) the actual or potential defendants in, or targets of, any such action include both Indemnified Party and Indemnifying Party and Indemnified Party’s counsel shall have reasonably concluded that there may be legal defenses available to Indemnified Party that are different from or additional to those available to Indemnifying Party.

7.5 During the term of this Agreement and for a period of two (2) years thereafter, each of Epro and its officers and directors will not, directly or indirectly, solicit or encourage any inquires or proposals or enter into or continue any discussions, negotiations or agreements relating to the development, manufacture or supply of the Drug Product for use in the production of a pharmaceutical product (including any agreements with any Affiliates) in BioMarin’s Field of Use, with any person other than BioMarin or its Affiliates, or provide any assistance or any information to or otherwise cooperate with any person in connection with such inquiry, proposal or transaction.

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SECTION 8 - REPRESENTATIONS AND WARRANTIES

8.1 Epro hereby represents and warrants to BioMarin that:

(a) it is a corporation duly organized, validly existing and in good standing under the laws of Switzerland, and has full corporate power to conduct the business in which it is presently engaged and to enter into and perform its obligations under this Agreement;

(b) it has taken all necessary corporate action under the applicable laws and its articles of incorporation and bylaws to authorize the execution by its undersigned officers and consummation of this Agreement. This Agreement constitutes a valid and legally binding agreement, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(c) to the best of Epro’s knowledge, prior to the execution of this Agreement, the performance by it of the activities contemplated by the Project in accordance with this Agreement will not infringe upon the rights of any third party nor conflict with any law or regulation applicable to Epro.

8.2 BioMarin hereby represents and warrants to Epro that:

(a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware has full corporate power to conduct the business in which it is presently engaged and to enter into and perform their obligations under this Agreement;

(b) it has taken all necessary corporate action under the applicable laws and its articles of incorporation and bylaws to authorize the execution by its undersigned officers and consummation of this Agreement. This Agreement constitutes a valid and legally binding agreement, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(c) to the best of BioMarin’s knowledge, prior to the execution of this Agreement, the performance by it of the activities contemplated by the Project in accordance with this Agreement will not infringe upon the rights of any third party, nor conflict with any law or regulation applicable to BioMarin.

SECTION 9 - CONFIDENTIALITY

9.1 Both Parties shall maintain the confidentiality of the other Party’s confidential and proprietary information disclosed in connection with this Agreement (collectively the “Proprietary Information”) and the Parties shall not in any way or at any time make use thereof for any purpose other than in order to carry out the terms and objectives of this Agreement.

9.2 Epro’s obligations contained in Section 9 shall not apply to BioMarin Proprietary Information, and BioMarin’s obligations contained in Section 9 shall not apply to Epro Proprietary Information which provably: (a) at the time of disclosure either is or was part of the public knowledge or literature; (b) after disclosure becomes part of the public

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knowledge or literature through no fault or action of the receiving Party; (c) the receiving Party can establish either is or was at the time of disclosure in its lawful possession from a source other than the disclosing Party; or (d) after disclosure is acquired legally by the receiving Party from a third party.

9.3 The obligations set forth under Section 9 shall, furthermore, not apply to Proprietary Information or the content of this Agreement that either Party is required to disclose in prosecuting or defending litigation or in complying with applicable governmental requirements, including the requirements of the Securities Exchange Act of 1934, provided that the disclosing Party will, to the extent permitted by law, allow the non-disclosing Party to seek a confidentiality, protective or similar order.

9.4 Subject to the above exclusions, Epro shall not disclose BioMarin Proprietary Information or the content of this Agreement and BioMarin shall not disclose Epro Proprietary Information or the content of this Agreement to any persons other than to its Affiliates, shareholders, agents, employees, consultants, subcontractors and other authorized representatives necessarily connected with this License. From all such persons the Parties will, prior to his or her receipt of BioMarin Proprietary Information or Epro Proprietary Information respectively, obtain undertakings to maintain the confidentiality of any such disclosure containing the obligations as set forth in Section 9.

9.5 The obligations as set forth in this Section 9 shall survive the termination of this Agreement for ten (10) years.

SECTION 10 - TERM AND TERMINATION

10.1 This Agreement shall continue until the last to expire of the patent claims to the Epro Technology issued in the E.U. or the U.S., unless sooner terminated as provided herein.

10.2 In the event no patent claims to the Epro Technology have issued prior to the fourth anniversary of this Agreement, BioMarin may, at its option and on thirty (30) days prior written notice to Epro, terminate this Agreement.

10.3 In the event, that BioMarin, or its Affiliates or its sub-licensees have not obtained regulatory approval to commercially market Drug Product in either the U.S. or E.U. prior to the fifth anniversary of this Agreement and BioMarin is not diligently pursuing such approval, Epro may, at its option and on thirty (30) days prior written notice to BioMarin, terminate this Agreement. In order to assist Epro in its evaluation of BioMarin’s commercialization efforts, BioMarin shall provide Epro with semi-annual progress reports on the development of the Drug Product.

10.4 Either Party shall have the right to terminate this Agreement in the event that:

(a) the other Party (the “Defaulting Party”) fails to perform any material obligations, warranty, duty or responsibility or is in default with respect to any material term or condition undertaken by the Defaulting Party under this Agreement and such failure or default continues unremedied for a period of thirty (30) days after receipt of written notice

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thereof by the aggrieved Party to the Defaulting Party; provided that if such breach cannot be reasonably cured within thirty (30) days, such breach shall be deemed cured if the Defaulting Party commences to cure such breach within such thirty (30) day period and diligently continues such cure; or

(b) the Defaulting Party ceases or takes material steps to cease carrying on its business, or takes any action to liquidate its assets; if the Defaulting Party files a voluntary petition in bankruptcy or for arrangement, reorganization or other relief under any bankruptcy legislation or any similar law, now or hereafter in effect; or files an answer or other pleading in any proceeding admitting insolvency, bankruptcy or inability to pay its debts as they mature; or within sixty (60) days after the filing of any involuntary proceedings under any bankruptcy legislation or similar law, now or hereafter in effect, such proceedings shall not have been vacated; or all or a substantial part of its assets are attached, seized, subjected to a writ or distress warrant, or are levied upon, unless such attachment, seizure, writ, warrant or levy is vacated within sixty (60) days, or shall be adjudicated as bankrupt; or shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts generally as they become due or shall consent to the appointment of a receiver or trustee or liquidator of all or the substantial part of its property; or any order appointing a receiver, trustee or liquidator of the Defaulting Party of all or a substantial part of its property is not vacated within sixty (60) days following the entry thereof; if an order shall be made or resolution passed for the winding-up or the liquidation of the Defaulting Party or if the Defaulting Party adopts or takes any corporate proceedings for its dissolution or liquidation.

10.5 Termination of this Agreement will not affect the rights and obligations of the Parties accrued under this Agreement prior to termination nor the provisions contained in this Agreement, which by their purpose have a term beyond the termination of this Agreement, including, without limitation, Sections 5, 7, 9, 11, 13 and 15.

SECTION 11 - NOTICES

All notices, requests, demands and other communications hereunder shall be given in writing and shall be given by prepaid registered mail, receipt return requested, or by telecopy, to the other Party at the following addresses:

if to BioMarin:	Emil Kakkis, M.D., Ph.D.
BioMarin Pharmaceutical
371 Bel Marin Keys Blvd., Suite 210
Novato, CA 94949
USA

With a copy to:	Siobhan McBreen Burke
Paul, Hastings, Janofsky & Walker LLP
515 South Flower Street, 25th Floor
Los Angeles, CA 90071

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if to Epro:	Martin Ulmann
Merck Eprova AG
Im Laternenacker 5
CH-8200 Schaffhausen
Switzerland

With a copy to:	Thomas Scharff, Legal Counsel
Merck KGaA
Frankfurter Str. 250
64392 Darmstadt
(in case a letter has legal aspects)

or at such other address as a Party may have previously indicated to the other Party in writing in conformity with the foregoing. Any such notice, request, demand or other communication shall be deemed to have been received on the seventh (7th) business day following the date of its mailing if sent by registered mail, or the next business day immediately following the date of transmission if sent by telecopy (or, in any event, upon actual receipt if sooner).

SECTION 12 - ASSIGNMENT

This Agreement will be to the benefit of the successors and assigns of the Parties hereto. Notwithstanding the foregoing, except as expressly provided herein, neither Party will be entitled to assign its rights under this Agreement to any individual, partnership or other entity, including Affiliates, without the prior written consent of the other Party hereto and any attempted assignments without such written consent shall be void and of no effect. Notwithstanding the foregoing, either Party shall be entitled, without the prior written consent of the other Party, to assign all or part of its rights under this Agreement to a purchaser of all or substantially all of its assets, or an entity with which it may merge, provided that the assignee agrees in writing to assume all obligations undertaken by its assignor in this Agreement and is not a direct competitor of the other Party. No assignment shall relieve the assigning Party of responsibility for the performance of any of its obligations hereunder.

SECTION 13 - DISPUTES AND APPLICABLE LAW

13.1 In the event of a claim, controversy or dispute among the Parties hereto arising out of or relating to this Agreement (a “Dispute”), the Parties shall firstly make every effort to find an amicable settlement to such dispute. Before having recourse to arbitration under Section 13.2, the Chief Executive Officers of the Parties, or their nominees, shall within one (1) month (which time may be extended by mutual agreement) from a request by either Party meet and use their best efforts to resolve any Dispute. Failing such settlement, the provisions of Section 13.2 shall apply.

13.2 If the Parties are unable by negotiating in good faith to resolve the Dispute as provided above, either Party may initiate final and binding arbitration in accordance with the terms hereof by serving the other Party with a notice of request to arbitrate the matter (an “Arbitration Request”). The Parties agree that service of process for an Arbitration Request

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may be made by personally serving an authorized recipient of such Party at the addresses set forth in Section 11, above.

(a) The arbitration shall be presided over by a panel of three (3) arbiters, conducted in the English language and in accordance with and subject to the International Chamber of Commerce in effect from time to time. The arbitration proceedings shall be conducted in the county, canton or similar political subdivision in which the primary office of the Party receiving the Arbitration Request is located.

(b) Any arbitration shall include a written decision of the arbiters and such decision shall be final and conclusive upon the Parties. The costs and expenses of arbitration, including the compensation and expenses of the arbitrators, shall be borne by the Parties as the arbitrators may determine. Either Party may apply to any court that has jurisdiction for an order confirming an arbitration awarded hereunder.

13.3 This Agreement is governed by and interpreted in accordance with the laws of Switzerland.

SECTION 14 - FAILURE TO ACT

14.1 Whenever a Party is given a time period pursuant to this Agreement in which to exercise an option, make an election, give a notice or the like, failure to act during such time period will be conclusively deemed a decision not to exercise the option, make the election, give the notice or the like, as fully as if the Party with the option, election, right to give notice or the like had provided written notice of a decision not to exercise the option, make the election, give the notice or the like.

SECTION 15 - MISCELLANEOUS PROVISIONS

15.1 Epro shall obtain all permits and licenses required in connection with its activities under this Agreement and shall, in addition, comply with applicable law in performing its obligations hereunder.

15.2 All rights and recourses of a Party under this Agreement are cumulative and the exercise by a Party of any of its rights or recourses will not prevent it from exercising any other right or recourse available under this Agreement or at law. All obligations of the Parties under this Agreement are indivisible.

15.3 If any covenant, obligation or term hereunder or the application of any part of this Agreement to any person, Party or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such covenants, agreements or obligations other than those which are held to be invalid or unenforceable shall not be affected thereby and each covenant, obligation and agreement contained herein shall be separately valid and enforceable to the full extent permitted by law. Any provision determined to be invalid or unenforceable, the Parties shall use their best efforts to address the implications of such invalidity or unenforceability to preserve the intent of the Parties with respect thereto.

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15.4 This is an agreement between separate entities and neither is the agent, representative, master or servant of or possesses the power to obligate the other or to make any warranties or representations on behalf of the other. Nothing in this Agreement will be interpreted so as to create a relationship of partners, joint ventures, agents, mandate, fiduciaries or any other similar relationship between the Parties.

15.5 Notwithstanding the provisions of Section 14: (a) failure by either Party to take action against the other will not affect its right to require full performance of this Agreement at any time thereafter; (b) the waiver by either Party of the breach of any term of this Agreement by the other Party will not operate or be interpreted as a waiver of any subsequent breach by such Party; and (c) no term of this Agreement will be deemed to have been waived by either Party unless such waiver is in writing.

15.6 This Agreement and the documents referred to in it or attached to this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior discussions, negotiations and agreements with respect thereto. No amendment of, change to or variance from this Agreement will be binding on either Party unless in writing and signed by the Parties.

15.7 Each of the Parties agrees to perform such acts, sign and deliver such other agreements and documents, cause such meetings to be held, resolutions passed, exercise their vote and influence as may be necessary or desirable from time to time in order to give full effect to this Agreement.

15.8 This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which shall constitute together but one and the same document.

15.9 The headings and subheadings of the sections of this Agreement have been included solely for ease of reference and do not form part of this Agreement.

15.10 All words and personal pronouns relating thereto shall be read and construed as the number and gender of the Party or Parties referred to in each case require and the verb shall be construed as agreeing with the required word and/or pronoun.

15.11 This Agreement will not be binding upon the Parties until it has been signed below on behalf of each Party, in which event it shall be effective as of the date of signing.

15.12 The Parties agree that the entering into the Commercial Supply and License Agreement contemplated by the Development Agreement is not practical as of the execution of this Agreement and the Parties believe further deliveries of drug substance under the Development Agreement will not be feasible. Accordingly, the Parties agree (i) to delete Sections 14.4 and 14.5 of the Development Agreement; (ii) that any reference in the Development Agreement to the Commercial Supply and License Agreement, including the negotiation and execution thereof, shall be appropriately deleted; and (iii) Epro shall have no additional obligation to deliver Product, as that term is defined in the Development Agreement. Other than the foregoing modifications the Development Agreement shall continue in full force and effect, according to its terms.

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15.13 The Parties to this Agreement acknowledge having required that this Agreement as well as all notices, documents or agreements related to this Agreement be drafted in English.

IN WITNESS WHEREOF, the Parties have signed at the place and on the date first hereinabove mentioned.

BioMarin Pharmaceutical Inc.	Merck Eprova AG

/s/ Emil Kakkis	/s/ Rudolf Moser
Emil Kakkis	Rudolf Moser
Senior Vice President	Chief Scientific Officer
Business Operations

/s/ Louis Drapeau	/s/ Martin Ulmann
Louis Drapeau	Martin Ulmann
Chief Executive Officer	General Manager

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Amendment No. 1

to License Agreement

This Amendment No. 1 to License Agreement (this “Amendment”) is made and entered into on this 25th day of January, 2005

BY AND BETWEEN:	BioMarin Pharmaceutical Inc.
105 Digital Drive
Novato CA 94949

(hereinafter referred to as “BioMarin”; of the one part)

AND:	Merck Eprova AG
Im Laternenacker 5
8200 Schaffhausen
Switzerland

(hereinafter referred to as “Epro”; of the other part)

BioMarin and Epro hereinafter sometimes individually referred to as “Party” and collectively as “Parties”.

PREAMBLE

WHEREAS, BioMarin and Epro have previously entered into a License Agreement (the “License”) dated October 15, 2004;

WHEREAS, BioMarin and Epro are interested in expanding the scope of the technology licensed to BioMarin and the field of the license grant as provided in the License; and

WHEREAS, BioMarin and Epro are willing to make such modifications on the terms and subject to the conditions as contained in this Amendment.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS HEREIN CONTAINED, IT IS HEREBY AGREED BY THE PARTIES HERETO AS FOLLOWS:

1.	Effect of Amendment. This Amendment shall serve as an amendment to the License. Except as expressly modified hereby, the License shall continue in full force according to its terms. Capitalized terms not otherwise defined in this Amendment shall have the meaning ascribed to such term in the License.

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2.	Modification of/Additions to Defined Terms.

Section 2.2 of the License is amended and restated to read in its entirety as follows:

“BioMarin Field of Use” means the use of the Drug Product and/or Combined Drug Product in all therapeutic, diagnostic and preventative applications.

“Combined Drug Product” means a finished pharmaceutical ready for application and containing (6R)-5,6,7,8-tetrahydro-L-biopterin dihydrochloride (BH4, tetrahydrobiopterin) and methyltetrahydrofolate and/or arginine as covered by the claims of United States patent no. 6,544,994 (“Pharmaceutical preparation for treating or preventing cardiovascular or neurological disorders by modulating of the activity of nitric oxide synthase”).

Section 2.5 of the License is amended and restated to read in its entirety as follows:

“Drug Product” means both: (a) a finished pharmaceutical ready for application and containing the (6R)-5,6,7,8-Tetrahydro-L-biopterin dihydrochloride (Tetrahydrobiopterin, BH4) as the active ingredient; and (b) a Combined Drug Product.

Section 2.6 of the License is deleted in its entirety.

Section 2.7 of the License is amended and restated to read in its entirety as follows:

“Epro Technology” means: (a) Epro’s rights under the provisional patent application titled “Crystalline Forms of (6R)-L-erythro-tetrahydrtobiopterin dihydrochloride” as filed with the U.S. Patent and Trademark Office, Serial No. 60/520,377 and any continuations, continuations-in-part, provisionals, divisionals, reissues, reexaminations, extensions, substitutions or improvements thereon and any patents or patent applications subsequently filled or issued based on such patent or Epro’s technology related to the stabilization of the active ingredient of the Drug Product; (b) Epro’s rights under United States patent no. 6,544,994 titled “Pharmaceutical preparation for treating or preventing cardiovascular or neurological disorders by modulating of the activity of nitric oxide synthase” and any continuations, continuations-in-part, provisionals, divisionals, reissues, reexaminations, extensions, substitutions or improvements thereon and any patents or patent applications subsequently filled or issued based on such patent; and (c) all other patents, patent applications and intellectual property owned by or assigned to Epro related to the use, crystallization/stability and/or synthesis, regarding tetrahydrobiopterin either alone or in combination with other compounds. Epro Technology shall include all relevant patent rights in all countries of the world.

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4.	Other Modifications.

Sections 6 and 10.2 of the License are deleted in their entirety.

5.	Notices. All notices, requests, demands and other communications under the License shall be given to BioMarin at the following addresses:

if to BioMarin:	Emil Kakkis, M.D., Ph.D.
Senior Vice President, Business Operations
BioMarin Pharmaceutical
105 Digital Drive
Novato, CA 94949, USA

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with a copy to:	G. Eric Davis
Vice President, Corporate Counsel
BioMarin Pharmaceutical
105 Digital Drive
Novato, CA 94949, USA

6.	Miscellaneous Provisions.

This Amendment is governed by and interpreted in accordance with the laws of Switzerland.

The License, as modified by this Amendment, and the documents referred to in it or attached to the License or this Amendment constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior discussions, negotiations and agreements with respect thereto. No amendment of, change to or variance from the License, as modified by this Amendment, will be binding on either Party unless in writing and signed by the Parties.

Each of the Parties agrees to perform such acts, sign and deliver such other agreements and documents, cause such meetings to be held, resolutions passed, exercise their vote and influence as may be necessary or desirable from time to time in order to give full effect to this Amendment.

This Amendment may be executed in two (2) or more counterparts, each of which shall be an original and all of which shall constitute together but one and the same document.

The headings and subheadings of the sections of this Amendment have been included solely for ease of reference and do not form part of this Amendment.

This Amendment will not be binding upon the Parties until it has been signed below on behalf of each Party, in which event it shall be effective as of the date of signing.

The Parties to this Amendment acknowledge having required that this Amendment as well as all notices, documents or agreements related to this Amendment be drafted in English.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have signed at the place and on the date first hereinabove mentioned.

BioMarin Pharmaceutical Inc.	Merck Eprova AG

/s/ Emil Kakkis	/s/ Martin Ulmann
Emil Kakkis	Martin Ulmann
Senior Vice President, Business Operations	General Manager

/s/ Louis Drapeau	/s/ Dr. Rudolf Moser
Louis Drapeau	Dr. Rudolf Moser
Chief Executive Officer	Scientific Director

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